Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-132330, 333-123916 and 333-146422) and Forms S-8 (Nos. 333-137782 and 333-144061) of our reports dated March 10, 2008 relating to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary and the effectiveness of internal control over financial reporting of Chelsea Therapeutics International, Ltd. and Subsidiary as of December 31, 2007 included in this Annual Report on Form 10-K of Chelsea Therapeutics International, Ltd. for the year ended December 31, 2007.

/s/    J. H. COHN LLP

Roseland, New Jersey

March 10, 2008